EXECUTION COPY

Turtle Beach Corporation
44 South Broadway, 4th Floor
White Plains, NY 10601

January 24, 2025

John Hanson

Re: Employment Transition Letter

Dear John:

On behalf of Turtle Beach Corporation and Voyetra Turtle Beach, Inc. (collectively referred to herein as the Company), we are pleased to provide you with this letter agreement (this Letter Agreement), which sets forth the key terms of your employment transition with the Company.  Your rights and the Company’s rights hereunder are subject, in all respects, to your execution of this Letter Agreement.  This Letter Agreement will become effective upon the date of your successor’s commencement of employment with the Company as its Chief Financial Officer and Treasurer (the Effective Date).  Upon the Effective Date, this Letter Agreement will govern the employment relationship between you and the Company and will supersede all previous agreements and understandings with respect to such employment relationship, including, without limitation, that certain Offer Letter Agreement, by and between you and Voyetra Turtle Beach, Inc., dated as of September 16, 2013 (the Offer Letter).

 1. Transition Period.  Subject to the terms and conditions of this Letter Agreement, your continued employment with the Company hereunder will continue for a period of six (6) months, beginning on the Effective Date (the last day of such six (6) month period, the Separation Date, and such six (6) month period, the Transition Period).  Nevertheless, your employment with the Company during the Transition Period may be terminated prior to the Separation Date by the Company if grounds for “Cause” exist (as defined in the Offer Letter).

2. Position, Duties and Responsibilities.  Upon the Effective Date, you will resign all of your positions at the Company and their respective affiliates except as otherwise described in this paragraph 2, and you will execute such additional documents as reasonably requested by the Company to evidence the foregoing.  During the Transition Period, you will have the title of Senior Advisor to the Company and will provide the transition services as requested by the Company to facilitate an effective transition of your job responsibilities to your successor.  During the Transition Period, you will (i) remain an employee of the Company, (ii) continue to owe your undivided loyalty to the Company and (iii) not become a full-time employee of any entity other than the Company prior to the three (3) month anniversary of the Effective Date; provided however that, notwithstanding your ability to provide services to an entity other than the Company following the three (3) month anniversary of the Effective Date, you hereby acknowledge and agree that any such services shall not materially interfere with your provision of services to the Company during the Transition Period. For the avoidance of doubt, during the Transition Period, you acknowledge that the reduction of your duties, authorities and responsibilities related to the transition of employment to your successor shall not constitute “Good Reason” for you to terminate employment (as defined in the Offer Letter).

3. Separation.  Your last day of work with the Company and their respective affiliates and the date of termination of your employment with the Company and their respective affiliates will be the Separation Date, subject to earlier termination as described above.  The Separation Date is the termination date of your employment for all purposes, including, without limitation, active participation in and coverage under all plans and programs sponsored by or through the Company or their respective affiliates, or which you otherwise participate in or receive benefits under as a result of your employment status with the Company, except as otherwise required by applicable law or this Letter Agreement, and except for your rights to indemnification for your good faith performance of your duties to the Company as an officer or director of the Company and their respective affiliates during your employment, subject to the terms and conditions of the applicable directors’ and officers’ liability insurance.

 4. Transition Benefits; Severance; Accrued Benefits.

a) Transition Benefits.  In consideration for, and subject to, your execution of the initial general release of claims as provided in paragraph 6 hereof, your continued compliance with your obligations described in paragraph 7 hereof, and the other promises contained herein, you will be entitled to receive continued payment of your base salary as in effect on the date hereof through the end of the Transition Period, subject to your continued employment through such period, payable in accordance with the Company’s payroll practices, as well as continued eligibility to participate in the Company’s medical, dental and life insurance benefit plans on the same basis as active employees of the Company through the end of the Transition Period, subject to your continued employment through such period. Following the Separation Date, you may be eligible to receive coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) (to the extent permitted under applicable law and the applicable plan) for the applicable COBRA coverage period, subject to your payment of the full COBRA premiums required for such coverage.  The plan administrator will provide you with the required documentation for electing COBRA coverage under separate correspondence.

b) Severance.  In consideration for your (i) execution and non-revocation of the Initial Release and Supplemental Release as defined in paragraph 6 hereof and (ii) continued compliance with your obligations under this Letter Agreement and the Offer Letter, you will be entitled to receive (A) a payment in respect of your annual bonus for the 2024 calendar year, based on actual results for such year and payable at the same time bonuses for such year are paid to other senior executives of the Company and (B) the following equity treatment as described in subparagraph (c) below.

c) Treatment of Equity Awards.

 (i) Options.  As of the date hereof, you hold (A) an award of 26,513 options (with 2,696 options unexercised), granted on November 13, 2017, with an exercise price of $2.04 per common share that is 100% vested as of the date hereof, (B) an award of 29,391 options (all of which are unexercised), granted on April 11, 2018, with an exercise price of $3.12 per common share that is 100% vested as of the date hereof, (C) an award of 40,000 options (with 14,167 options unexercised), granted on April 1, 2019, with an exercise price of $12.10 per common share that is

100% vested as of the date hereof and (D) an award of 55,000 options (with 33,230 options unexercised), granted on April 1, 2020, with an exercise price of $5.95 per common share that is 100% vested as of the date hereof (collectively, the Options).

(ii) RSUs.  As of the date hereof, you hold (A) an award of 18,000 restricted stock units of Turtle Beach Corporation, granted on April 1, 2021, 4,500 of which have not yet become vested as of the date hereof, (B) an award of 24,000 restricted stock units of Turtle Beach Corporation, granted on April 1, 2022, 12,000 of which have not yet become vested as of the date hereof, (C) an award of 31,500 restricted stock units of Turtle Beach Corporation, granted on April 1, 2023, 23,625 of which have not yet become vested as of the date hereof and (C) an award of 8,736 restricted stock units of Turtle Beach Corporation, granted on April 1, 2024 that have not yet become vested as of the date hereof (collectively, the RSUs).

(iii)  PSUs.  As of the date hereof, you hold (A) an award of 16,000 performance stock units of Turtle Beach Corporation, granted April 1, 2022, 5,440 of which remain eligible to become vested as of the date hereof, assuming the target-level achievement of the performance conditions stated therein, (B) an award of 13,500 performance stock units of Turtle Beach Corporation, granted on April 1, 2023 of which 9,045 remain eligible to become vested, assuming the target-level achievement of the performance conditions stated therein and (C) an award of 20,384 performance stock units of Turtle Beach Corporation, granted on April 1, 2024 that have not yet become vested, assuming the target-level achievement of the performance conditions stated therein (collectively, the PSUs and together with the Options and RSUs, the Outstanding Equity Awards).

 (iv)  Treatment of Outstanding Equity Awards.  Subject to your timely execution and non-revocation of the Initial and Supplemental Release, as described in paragraph 6 hereof and continued compliance with your obligations under this Letter Agreement and the Offer Letter (A) the 20,559 RSUs that are scheduled to vest on April 1, 2025 shall vest on April 1, 2025 (the Continued RSUs), (B) the 16,621 PSUs that are eligible to vest on April 1, 2025 and May 9, 2025, respectively, shall continue to be eligible to become vested on such dates subject to the terms and conditions of the applicable award agreement and the Turtle Beach Corporation 2023 Stock-Based Incentive Compensation Plan (the Plan) (the Continued PSUs and, together with the Continued RSUs, the Continued Awards) and (C) the Options shall remain exercisable (and the Company shall take all necessary action such that the Options shall remain exercisable) through the earlier of (x) the then-remaining term pursuant to the terms of each Option or (y) the first anniversary of the Separation Date; provided however that you acknowledge and agree that, in the event that you do not timely execute or you revoke, in either case, the Initial and Supplemental Release, the Continued Awards and the Options shall be automatically forfeited and cancelled for no value without any further action of the Company whatsoever.  Other than the Continued Awards and the Options, the remaining RSUs and PSUs that are scheduled to vest or eligible to vest, as applicable, following May 9, 2025 shall be automatically forfeited and cancelled for no value without any further action of the Company whatsoever as of the Separation Date. For the avoidance of doubt, other than as expressly set forth above, the Outstanding Equity Awards (including the Continued Awards) shall remain subject to the terms and conditions of the Plan and award documentation applicable thereto.

d) Accrued Benefits.  Promptly following the Separation Date (or such earlier date as your employment with the Company terminates), you also will be paid for your (i) accrued,

unused vacation time (if any such accrual exists) as of the Separation Date (or such earlier date, as applicable) in accordance with Company policy; provided that, if the applicable Company policy to which your accrued and unused vacation time relates does not provide for such payment, no payment in respect of such accrued and unused vacation time shall be made to you, (ii) any unreimbursed business expenses entitled to reimbursement as of the Separation Date (or such earlier date, as applicable) in accordance with Company policies, and (iii) any other accrued and vested benefits to which you are legally entitled under the employee benefit plans of the Company. You are entitled to these accrued obligations regardless of whether you sign this Letter Agreement or the Initial Release or Supplemental Release contemplated by paragraph 6 hereof.

5. No Other Compensation or Benefits.  The foregoing equity treatment and severance payments will be in lieu of any termination or severance payments or benefits for which you may be eligible under any agreement with the Company or under any of the plans, policies or programs of the Company, including, without limitation, any entitlements under the Offer Letter or pursuant to the Turtle Beach Corporation Retention Plan.  You acknowledge that, except as expressly provided in this Letter Agreement or as otherwise required by applicable law, you will not receive any additional compensation, severance or other benefits or amounts of any kind from the Company or their respective affiliates following the Separation Date.

6. Initial and Supplemental Release.  The equity treatment and amounts payable contemplated under paragraph 4 hereof (other than under paragraph 4(d)) are expressly conditioned on your agreement to deliver to the Company and to not revoke (i) an initial general release of claims in favor of the Company (and certain other parties) in the form attached on Exhibit A hereto, which must be executed and delivered (and no longer subject to revocation, if applicable) within thirty (30) days of the Effective Date (the Initial Release) and (ii) a supplemental general release of claims (reaffirming the waiver and release contemplated in the preceding clause (i) of this sentence) in the same form as the release attached on Exhibit A hereto, which must be executed and delivered (and no longer subject to revocation, if applicable) by you within thirty (30) days following the Separation Date (the Supplemental Release).  If you fail to timely deliver to the Company and to not revoke the Initial Release, you will not be entitled to receive the transition benefits described under paragraph 4(a) hereof (other than under paragraph 4(d)), and if you fail to timely deliver to the Company and to not revoke the Supplemental Release, you will not be entitled to receive the equity treatment or any of the payments and benefits under paragraphs 4(b) and 4(c) hereof, but this Letter Agreement (including the release provided for herein) will otherwise remain in full force and effect.

 7. Restrictive Covenants.

a) Incorporation By Reference.  You hereby reaffirm your post-termination obligations under the Offer Letter and that certain Turtle Beach Corporation Proprietary Information Agreement, by and between you and the Company, and understand, acknowledge and agree that such obligations will survive your termination of employment with the Company and remain in full force and effect thereafter in accordance with all of the terms and conditions thereof.

b) Non-disparagement.  You hereby agree not to make negative comments or otherwise disparage the Company or its respective officers, directors, employees, or products.  The Company will instruct its executive officers and directors as of the Separation Date not to make negative comments or otherwise disparage you. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings, and the foregoing limitation on the Company’s officers and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

c) Return of Company Property.  You represent that, other than with respect to property needed to perform any post-termination consulting or cooperation services, as of the Separation Date you will return all property belonging to the Company (including, but not limited to, any Company-provided cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company) which you are aware (based upon a diligent search) are in your possession or control.  You may retain your electronic contacts, rolodex, and similar address books and contacts so long as such items only include contact information.  You further represent that, except as otherwise required by applicable law, the Company will have no obligation to make the payments or provide the equity treatment referred to herein unless and until you have satisfied all of your obligations pursuant to this paragraph 7(c).

d) Cooperation.  Through the Transition Period and following the Separation Date, upon the receipt of reasonable notice from the Company (including outside counsel), you agree that you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and will provide reasonable assistance to the Company, their respective affiliates and their respective representatives in defense of any claims that may be made against the Company or their respective affiliates, and will assist the Company and their respective affiliates in the prosecution of any claims that may be made by the Company or any of their respective affiliates, to the extent that such claims may relate to the period of your employment with the Company (collectively, the Actions).  You hereby agree to promptly inform the Company if you become aware of any lawsuits involving Actions that may be filed or threatened against the Company or any of their respective affiliates.  You also agree to promptly inform the Company (to the extent that you are legally permitted to do so) if you are asked to assist in any investigation of the Company or any of their respective affiliates (or their actions) or another party attempts to obtain information or documents from you (other than in connection with any litigation or other proceeding in which you are a party-in-opposition) with respect to matters you believe in good faith to relate to any investigation of the Company or any of their respective affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or any of their respective affiliates with respect to such investigation, and shall not do so unless legally required.  Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by you in complying with this paragraph 7(d), and reasonable attorney's fees incurred by you in connection with the foregoing solely to the extent that you are not provided with Company counsel and then solely to the extent permitted pursuant to the Company's governing documents and directors' and officers' liability insurance.

e) Severability.  The provisions of this Letter Agreement will be deemed severable.  The invalidity or unenforceability of any provision of this Letter Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Letter Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Letter Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder will be enforceable to the fullest extent permitted by applicable law.

f) Remedies.  In the event of a breach or threatened breach of the provisions of this paragraph 7, in addition to any remedies at law, the Company will be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of any security.  In the event of a violation of your obligations described in this Letter Agreement, you will forfeit your right to receive the equity treatment and severance payments under paragraph 4 hereof, and to the extent previously paid or settled, you will be required to immediately refund the value of such payments and treatment.  To the extent that a party is required to pursue enforcement of the obligations set forth in this Letter Agreement, each party acknowledges and agrees that the non-prevailing party, as determined by a court of competent jurisdiction, will reimburse the prevailing party for all costs and expenses (including reasonable attorneys’ fees) incurred in connection with any such enforcement action.

g) Survival.  The obligations contained in this paragraph 7 are expressly intended to survive your termination of employment with the Company and be fully enforceable thereafter.

 8. Clawback.  By your execution of this Letter Agreement you hereby acknowledge and agree that, to the extent applicable, you remain subject to the Compensation Recoupment Policy of Turtle Beach Corporation, as may be amended, and any other clawback policy that may be adopted by the Company.

9. Governing Law; Dispute Resolution.  This Letter Agreement and the exhibit hereto will be governed by, and construed under and in accordance with, the internal laws of the State of New York, without regard to the choice of law rules thereof.  Any dispute or controversy arising under or in connection with this Letter Agreement or your employment with the Company shall be governed by and construed in accordance with the laws of the State of New York (without regard to its choice of law provisions).

10. Tax Withholding.  The Company may withhold from the amounts payable under this Letter Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.  The intent of the parties is that the payments contemplated under this Letter Agreement either comply with, or are exempt from, the requirements of Internal Revenue Code Section 409A.  To the extent that the payments contemplated by this Letter Agreement are not exempt from the requirements of Internal Revenue Code Section 409A, this Letter Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A to the maximum extent possible, and will be limited, construed and interpreted in accordance with such intent.  For purposes of Internal Revenue Code Section 409A, your right to receive any installment payments pursuant to this Letter Agreement will be treated as a right to receive a series of separate and distinct payments.  You and the Company hereby agree that your termination of employment on the Separation Date constitutes a “separation from service” within the meaning of Internal Revenue Code Section 409A.

 11. No Assignments.  This Letter Agreement is personal to each of the parties hereto, and no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that the Company may assign this Letter Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided, that the Company shall require such successor to expressly assume and agree to perform this Letter Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

12. Miscellaneous.  Except as otherwise expressly provided herein, this Letter Agreement and the exhibit attached hereto constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral, including but not limited to anything to the contrary in the Offer Letter or under the Turtle Beach Corporation Retention Plan.  This Letter Agreement may be amended or modified only by a written instrument executed by the parties hereto.  This Letter Agreement may be executed (including by email with scan attachment) in separate counterparts, each of which will be an original and all of which taken together will constitute one and the same agreement.  You acknowledge and agree that you have read and understand this Letter Agreement in its entirety and are entering into it freely and voluntarily.

*   *   *   *   *   *

If this Letter Agreement accurately reflects your understanding as to the terms and conditions of your termination of employment with the Company, please sign one copy of this Letter Agreement in the space provided below and return the same to Megan Wynne for the Company’s records.

Very truly yours,

Turtle Beach Corporation

By:	/s/ Cris Keirn

Print Name:	Cris Keirn

Print Title:	Chief Executive Officer

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my termination of employment with the Company, and I hereby confirm my agreement to the same.

Dated: January 24, 2025	/s/ John Hanson
John Hanson

Signature Page to Separation Letter Agreement

EXHIBIT A

GENERAL RELEASE

I, John Hanson, in consideration of and subject to the performance by Turtle Beach Corporation (together with its affiliates, the Company), of its obligations under the Transition Letter Agreement dated as of January 24, 2025 (the Agreement), do hereby release and forever discharge as of the date hereof the Company and its direct or indirect parent entities, owners and all present, former and future managers, directors, officers, agents, representatives, employees, successors and assigns of the Company and its respective affiliates, subsidiaries and direct or indirect parent entities, owners and shareholders (collectively, the Released Parties) to the extent provided below (this General Release).  The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that certain payments or benefits paid or granted to me, and the equity treatment under the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive certain of the payments, benefits and equity treatment specified in the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter.  Such payments, benefits and equity treatment will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 5 and 6 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; California’s Fair Employment and Housing Act; provisions of section 1542 of the California

Civil Code; the California Business & Professions Code Section 17200 or any other unfair competition law; the California Labor Code; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. The released claims described in paragraph 2 hereof include all such claims, whether known or unknown by me.  Therefore, I waive the effect of California Civil Code Section 1542 and any other analogous provision of applicable law of any jurisdiction.  Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

4. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

5. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

6. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  Additionally, I am not waiving (i) any right to the payments, benefits and equity treatment to which I am entitled under the Agreement or other rights and entitlements expressly provided therein, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise or (iii) my rights as an equity or security holder in the Company or its affiliates.

7. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

8. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10. Any non‑disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self‑regulatory organization or any governmental entity.

11. I hereby acknowledge that the Turtle Beach Corporation Proprietary Information Agreement that I previously executed, shall survive my execution of this General Release.

12. I represent that I am not aware of any claim by me other than the claims that are released by this General Release.  I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Notwithstanding anything to the contrary in this Agreement or otherwise, I understand and acknowledge that the Company has informed me that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for (i) the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, notwithstanding anything to the contrary in this General Release or otherwise, I understand and acknowledge that the Company has informed me that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.

16. Nothing in this General Release or any other agreement between me and the Company shall be interpreted to limit or interfere with my right to report good faith suspected violations of law to applicable government agencies, including the Equal Employment Opportunity Commission, National Labor Relation Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, in accordance with the provisions of any “whistleblower” or similar provisions of local, state or federal law. I may report such suspected violations of law, even if such action would require me to share the Company’s proprietary information or trade secrets with the government agency, provided that any such information is protected to the maximum extent permissible and any such information constituting trade secrets is filed only under seal in connection with any court proceeding. Lastly, nothing in this General Release or any other agreement between me and the Company will be interpreted to prohibit me from collecting any financial incentives in connection with making such reports or require me to notify or obtain approval by the Company prior to making such reports to a government agency.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.
I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21‑DAY PERIOD;

6.
I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT BY PROVIDING WRITTEN NOTICE OF REVOCATION TO MEGAN WYNNE AT MEGAN.WYNNE@TURTLEBEACH.COM, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:		DATED:
John Hanson